Exhibit 10.2

WEBSENSE, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Websense, Inc. (the “Corporation”):

Optionee:	Vernon Gene Hodges

Grant Date:	April 13, 2006

Vesting Commencement Date:	January 9, 2006

Exercise Price:	$ 32.24 per share

Number of Option Shares:	shares

Expiration Date:

Type of Option:	Non-Statutory Stock Option

Exercise Schedule:  The Option shall become exercisable for twenty-five percent (25%) of the Option Shares upon Optionee’s completion of             year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date.

In the event the Corporation terminates Optionee’s employment other than for Cause, or Optionee resigns his employment for Good Reason, contingent upon Optionee providing the Corporation with a fully-effective waiver and release of claims in a form satisfactory to the Corporation, the vesting of the Option Shares that are not vested at the time of such termination or resignation shall be accelerated such that the Option Shares that would have vested if Optionee had remained continuously employed by the Corporation for a period of twelve (12) months following the date of such termination or resignation shall be vested.

Except as provided above, in no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Websense, Inc. 2000 Stock Incentive Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges the receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Employment at Will. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. Except as otherwise specified herein, all capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:	April 13, 2006

WEBSENSE, INC.

By:

Title:

OPTIONEE

Address:

ATTACHMENTS
Exhibit A - Stock Option Agreement
Exhibit B – Option Summary and Prospectus

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

OPTION SUMMARY AND PROSPECTUS

WEBSENSE, INC.

STOCK OPTION AGREEMENT

RECITALS

A.                                   On January 9, 2006 on the date Optionee commenced employment as the chief executive officer of the Corporation, Optionee was awarded non-plan inducement options consistent with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) (the “Original Options”).

B.                                     The Corporation subsequently requested that Optionee agree to the cancellation of the Original Options and the immediate re-grant of an equal number (after giving affect to the two for one stock split effected through a stock dividend on March 17, 2006 (the “Stock Split”)) of options under the 2000 Stock Equity Plan (the “Plan”) with the same exercise price (adjusted for the Stock Split), vesting schedule, vesting commencement date and expiration date as the Original Options.

C.                                     The purpose of the cancellation and re-grant is to bring the options under the terms and conditions, including the annual grant limitations under the Plan, to better align the Optionee’s compensation with the stockholder approved limitations and to qualify the options to the extent possible, as performance-based compensation under 162(m) of the Internal Revenue Code of 1986, as amended.

D.                                    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      Grant of Option. The Corporation hereby grants to Optionee under the Plan, as of the Grant Date, a Non-Statutory Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.                                      Option Term. This option shall expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.                                      Limited Transferability.

(a)                                  This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

(b)                                  In addition, to the extent that such action is permitted by the Board and is consistent with applicable securities laws, this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

4.                                      Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.                                      Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)                                  Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while holding this option, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b)                                  Should Optionee die while holding this option, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance shall have the right to exercise this option. However, if Optionee has designated one or more beneficiaries of this option, then those persons shall have the exclusive right to exercise this option following Optionee’s death. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c)                                  Should Optionee cease Service by reason of Permanent Disability while holding this option, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(d)                                  During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares for which this option is not otherwise at that time exercisable.

(e)                                  Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

6.                                      Special Acceleration of Option.

(a)                                  If (i) within eighteen (18) months immediately following a Change in Control Optionee’s Service is terminated by the Corporation without Cause or Optionee resigns his employment for Good Reason or (ii) the Corporation terminates Optionee’s Services without Cause during the pendency of a merger agreement or tender offer which would result in a Change in Control, contingent upon Optionee providing the Corporation with a fully-effective waiver and release of claims in a form satisfactory to the Corporation, this option, to the extent outstanding at the time of such termination without Cause or resignation for Good Reason, as applicable, but not otherwise fully exercisable, shall automatically accelerate so that this option shall become immediately exercisable for all the Option Shares at such time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

(b)                                  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.                                      Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.                                      Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.                                      Manner of Exercising Option.

(a)                                  In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)                                    Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

(ii)                                Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(1)                                 cash or check made payable to the Corporation;

(2)                                 shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid an additional charge to the Corporation’s earnings for financial reporting purposes over that recognized at the date of grant and valued at Fair Market Value on the Exercise Date; or

(3)                                 if previously authorized by the Board, in its sole discretion, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii)                            Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv)                               Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

(b)                                  As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)                                  In no event may this option be exercised for any fractional shares.

10.                               Compliance with Laws and Regulations.

(a)                                  The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)                                  The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11.                               Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

12.                               Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.                               Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. To the extent the Plan is determined to limit the application of any provision herein, the Board, by its approval of this Agreement, hereby deems such provision to be permissible by the Plan and such permission shall be deemed an amendment to the Plan to the extent such amendment would not require stockholder approval under the Nasdaq marketplace rules. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.                               Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15.                               Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Websense, Inc. (the “Corporation”) that I elect to purchase                shares of the Corporation’s Common Stock (the “Purchased Shares”) at the option exercise price of $               per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me under the Corporation’s 2000 Stock Incentive Plan on                    ,          .

Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, if previously authorized by the Board, in its sole discretion, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

                    ,
Date

Optionee

Address:

Print name in exact manner it is to
appear on the stock certificate:

Address to which certificate is to
be sent, if different from address above:

Social Security Number:

1

APPENDIX

The following definitions shall be in effect under the Agreement:

A.                                    Agreement shall mean this Stock Option Agreement.

B.                                    Board shall mean the Corporation’s Board of Directors.

C.                                    Cause for termination shall mean a termination of your employment by the Corporation based upon a good faith determination by the Board that one or more of the following has occurred: (a) your commission of a material act of fraud with respect to the Corporation, (b) your intentional refusal or willful failure to carry out the reasonable instructions of the Board, (c) your conviction of, or plea of nolo contendere to, at any time, a misdemeanor crime of moral turpitude or a felony (even if such has occurred prior to your employment with the Corporation), (d) your gross misconduct in connection with the performance of your duties, or (e) your material breach of your obligations to the Corporation or any agreement between you and the Corporation.

D.                                    Solely for purposes of the provisions of Paragraph 6 herein, Change in Control shall mean any of the following:

(i)                                    the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Corporation or any affiliate thereof or any affiliate of a shareholder of the Corporation immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors;

(ii)                                a change in the composition of the Board occurring within a twenty-four month period, as a result of which fewer than a majority of the directors of the Board are Incumbent Directors;

(iii)                            a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all of the persons that were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger, or consolidation; or

(iv)                               the sale, or other disposition of all or substantially all of the assets of the Corporation in one transaction or series of related transactions;

(v)                                   Notwithstanding the foregoing, a Change in Control shall not be deemed to occur because a majority or more of the outstanding voting securities of the Corporation is acquired by (a) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its affiliates, or (b) any person that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in approximately the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

E.                                      Code shall mean the Internal Revenue Code of 1986, as amended.

F.                                      Common Stock shall mean shares of the Corporation’s common stock.

G.                                    Corporation shall mean Websense, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Websense, Inc. which shall by appropriate action adopt the Plan.

H.                                    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I.                                         Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

J.                                      Exercise Price shall mean the exercise price per Option Share as specified in the Grant Notice.

K.                                    Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

L.                                     Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                    If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists, or

(ii)                                If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.                                  Good Reason shall mean your resignation within ninety (90) days of the occurrence of any one or more of the following events without your written consent, provided that you comply with a reasonable Good Reason process providing the Corporation with an opportunity to cure the alleged Good Reason: (a) a material reduction in your base salary and/or target bonus other than in connection with a Corporation-wide reduction in executive compensation, (b) a material reduction in your benefits, other than in connection with a Corporation-wide reduction in executive benefits, (c) a material and significant reduction in your authority, title and/or duties without Sufficient Basis, (d) a requirement that you relocate more than thirty-five (35) miles from your then-current office location. Notwithstanding the foregoing sentence, your receipt of less bonus or no bonus as a result of not meeting the relevant goals for a bonus is not a Good Reason.

N.                                    Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

O.                                   Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

P.                                     Incumbent Directors shall mean members of the Board who are (a) members of the Board as of the date hereof, or (b) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

Q.                                   Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

R.                                    Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

S.                                     Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

T.                                     Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

U.                                     Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

V.                                    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W.                                Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

X.                                    Plan shall mean the Corporation’s 2000 Stock Incentive Plan.

Y.                                     Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Z.                                     Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

AA.                           Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

BB.                           Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

CC.                           Sufficient Basis shall mean a reassignment or reduction in duties as a result of disciplinary action based upon serious violation of Corporation policy or violation of an agreement between you and the Corporation.